^form 13G
^reformat no
^field AMMEND#
^field STOCK_NAME
M G I Properties
^field CLASS
Common Stock
^field CUSIP
552885-10-5
^field PAID
^field P1
^page
^field CUSID
552885-10-545
^field PAGE
2
^field PAGE
6
^field APP_NAME
Davenport & Company LLC
^field SSN
54-1835842
^field A
^field B
X
^field JF02
Limited Liability company
^field JF03
4540
^field JF04
26980
^field JF05
4540
^field JF06
26980
^field JF07
31520
^field B
^field JF09
 .22%
^field JF10
BD, IA
^page
^page
^field STOCK_NAME
M G I Properties
^field STOCK_ADDRESS
One Winthrop Square, Boston, MA  02110
^field NAME_OF_PERSON
Davenport & Company LLC
^field ADDRESS_OF_BUS
901 E. Cary Street, Suite 1100  Richmond, VA 23219
^field CITIZEN
Limited Liability Company
^field CLASS_OF_STOCK
Common Stock
^field CUSIP
552885-10-5
^field BROKER
X
^field BANK
^field INSURANCE
^field INVESTMENT
^field BROKER
X
^field BROKER
^field PARENT
^field GROUP
^field BENEFICIALLY
31520
^field PERCENT
 .22%
^page
^field SOLE
4540
^field SHARED
26980
^field SOLE_DISPOSE
4540
^field SHARED_DISPOSE
26980
^field CHECK
X
^field DATE
January 07, 2000
^field NAME
J. Lee Keiger, III
^field TITLE
Senior VP, CFO
^page
^field JF01